UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------


                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): February 12, 1998

                         Commission File Number: 1-13011

                            COMFORT SYSTEMS USA, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                               76-0484996
(State or other jurisdiction            (I.R.S. Employer Indentification No.)
    of incorporation)
                                 THREE RIVERWAY
                                    SUITE 200
                              HOUSTON, TEXAS 77056
               (Address of Principal Executive offices) (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 830-9600

                            COMFORT SYSTEMS USA, INC.

                        FINANCIAL STATEMENTS AND EXHIBITS

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(A) FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED

    This Form 8-K/A is being filed to include in the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on February 25, 1998 the financial statements and pro forma financial information required by Item 7.

    The required financial statements of the business acquired by the Registrant are included as an exhibit to the Form 8-K/A.

(B) PRO FORMA FINANCIAL INFORMATION

    The required pro forma financial information of the Registrant is included as an exhibit to this Form 8-K/A.

(C) EXHIBITS

Comfort Systems USA, Inc. Pro Forma                                                                  Page
    Introduction to Unaudited Pro Forma Combined Financial Statements..................................F-2
    Pro Forma Combined Balance Sheet (unaudited).......................................................F-3

    Pro Forma Combined Statement of Operations (unaudited).............................................F-4
    Notes to Pro Forma Combined Financial Statements (unaudited).................................F-5 - F-7

F&G Mechanical Corp. and Affiliate

    Report of Independent Public Accountants...........................................................F-9
    Combined Balance Sheet.....................................................................F-10 & F-11
    Combined Statement of Income and Retained Earnings................................................F-12
    Combined Statement of Cash Flows..................................................................F-13
    Notes to Combined Financial Statements............................................................F-14

Exhibit 23.1  Consent of Marden, Harrison & Kreuter

                            COMFORT SYSTEMS USA, INC.

        INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                              BASIS OF PRESENTATION

    Comfort Systems USA, Inc. ("Comfort Systems" and collectively with its subsidiaries, the "Company") was founded in 1996 to become a leading national provider of HVAC services focusing primarily on commercial and industrial markets. On June 27, 1997, Comfort Systems completed the initial public offering (the "Offering") of its common stock (the "Common Stock") and simultaneously acquired in separate concurrent transactions, twelve companies (collectively referred to as the "Founding Companies"). For financial statement purposes, Comfort Systems has been identified as the accounting acquirer. Subsequent to June 30, 1997, and through December 31, 1997, the Company acquired 27 HVAC and related businesses. Of the 27 acquisitions, 14 were accounted for as poolings-of-interests (the "Pooled Companies") and 13 were accounted for as purchases (the "Purchased Companies").

    On February 12, 1998, Comfort Systems acquired F&G Mechanical Corporation and Meadowlands Fire Protection Corp. (together "F&G"). Pursuant to the rules of the Securities and Exchange Commission, F&G is considered a "significant subsidiary."

    The following unaudited pro forma combined balance sheet reflects the acquisition of F&G as if it had occurred on December 31, 1997. The following unaudited pro forma combined statement of operations for the year ended December 31, 1997 presents the Company, and the restatement of F&G, the Founding Companies and Purchased Companies as if the acquisitions by the Company occurred on January 1, 1997.

    Comfort Systems has preliminarily analyzed the savings that it expects to be realized from reductions in salaries and certain benefits to the former owners. To the extent the former owners of F&G, the Founding Companies, the Purchased Companies and the Pooled Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the pro forma combined statements of operations. With respect to other potential cost savings, Comfort Systems has not and cannot quantify these savings. It is anticipated that these savings will be offset by costs related to Comfort Systems' new corporate management and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in the pro forma financial information of Comfort Systems.

    The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised, as additional information becomes available. The pro forma financial data do not purport to represent what Comfort Systems' financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of the Comfort Systems' financial position or results of operations for any future period. Since the Company, F&G, the Founding Companies, Purchased Companies and Pooled Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Form 8-K/A.

                            COMFORT SYSTEMS USA, INC.
                        PRO FORMA COMBINED BALANCE SHEET
                                DECEMBER 31, 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                                 PRO FORMA       PRO FORMA
                                                       COMFORT       F&G         ADJUSTMENTS     COMBINED
                                                    -----------  -----------   --------------  -------------
                       ASSETS
CURRENT ASSETS:
    Cash and cash equivalents..................... $    14,533   $     1,401    $     (943)   $    14,991
    Marketable Securities.........................          --         1,781            --          1,781
    Accounts receivable...........................      73,826        16,665            --         90,491
        Less -- Allowance.........................       1,034           200            --          1,234
                                                   -----------   -----------    ----------    -----------
           Accounts receivable, net...............      72,792        16,465            --         89,257
    Other receivables.............................         884         2,620            --          3,504
    Inventories...................................       6,214            --            --          6,214
    Prepaid expenses and other....................       4,428           377            --          4,805
    Costs and estimated earnings in excess........
     of billings                                        12,050           952            --         13,002
                                                   -----------   -----------    ----------    -----------
           Total current assets...................     110,901        23,596          (943)       133,554

PROPERTY AND EQUIPMENT, net.......................      12,046           851            --         12,897
GOODWILL, net  ...................................     163,126            --        23,743        186,869
OTHER NONCURRENT ASSETS...........................       1,707         5,778            --          7,485
                                                   -----------   -----------    ----------    -----------
           Total assets........................... $   287,780   $    30,225    $   22,800    $   340,805
                                                   ===========   ===========    ==========    ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

    Current maturities of long-term debt.......... $       869   $     1,946    $       --    $     2,815
    Accounts payable..............................      22,805         7,789            --         30,594
    Accrued compensation and benefits.............       5,622         4,790            --         10,412
    Payable to stockholders/affiliates............          16           134            --            150
    Billings in excess of costs and estimated
      earnings....................................      10,100         2,456            --         12,556

    Income taxes payable..........................       4,928            75            --          5,003
    Other current liabilities.....................       9,286           205            --          9,491
                                                   -----------   -----------    ----------    -----------
           Total current liabilities..............      53,626        17,395            --         71,021
DEFERRED INCOME TAXES.............................         960            --            --            960
LONG-TERM DEBT, NET OF CURRENT MATURITIES.........      20,326            --        19,300         39,626
PAYABLE TO STOCKHOLDERS/AFFILIATES................          --            --            --             --
OTHER LONG-TERM LIABILITIES.......................         200            --            --            200
                                                   -----------   -----------    ----------    -----------
           Total liabilities......................      75,112        17,395        19,300        111,807

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
    Common stock..................................         266            11             3            280
    Additional paid-in capital....................     205,709            --        16,316        222,025
    Retained earnings.............................       6,693        12,722       (12,722)         6,693
    Net unrealized holding gain on securities.....          --            97           (97)            --
                                                   -----------   -----------    ----------    -----------
           Total stockholders' equity.............     212,668        12,830         3,500        228,998
                                                   -----------   -----------    ----------    -----------
           Total liabilities and
             stockholders' equity................. $   287,780    $   30,225    $   22,800     $  340,805
                                                   ===========   ===========    ==========    ===========

       The accompanying notes are an integral part of this pro forma combined financial statement.

                            COMFORT SYSTEMS USA, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                    COMBINED      PURCHASED
                                                                    FOUNDING      COMPANIES
                                                                    COMPANIES      THROUGH
                                                                    THROUGH       ACQUISITION             PRO FORMA       PRO FORMA
                                                      COMFORT     JUNE 30, 1997      DATE       F&G       ADJUSTMENTS     COMBINED
                                                   ------------  --------------  ------------ --------  --------------  ------------
REVENUES.........................................  $    237,709  $      86,900  $     56,919  $ 69,593 $          --  $    451,121
COST OF SERVICES.................................       171,941         62,395        43,090    61,792            --       339,218
                                                   ------------  -------------  ------------  -------- -------------  ------------
           Gross profit..........................        65,768         24,505        13,829     7,801            --       111,903
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.......................................        59,386         17,430        11,633     5,280       (23,237)       70,492
GOODWILL AND OTHER AMORTIZATION..................         1,851             --            --        --         2,786         4,637
                                                   ------------  -------------  ------------  -------- -------------  ------------
           Operating income......................         4,531          7,075         2,196     2,521        20,451        36,774
OTHER INCOME (EXPENSE):
        Interest income..........................         1,149            167            59       418            --         1,793
        Interest expense.........................        (1,212)          (403)         (145)     (139)       (1,679)       (3,578)

        Other....................................           132            227             8        49          (135)          281
                                                   ------------  -------------  ------------  -------- -------------  ------------
           Other income (expense)................            69             (9)          (78)      328        (1,814)       (1,504)
                                                   ------------  -------------  ------------  -------- -------------- ------------
INCOME BEFORE INCOME TAXES.......................         4,600          7,066         2,118     2,849        18,637        35,270
PROVISION FOR INCOME TAXES.......................         7,430            537            72        90         6,969        15,098
                                                   ------------  -------------  ------------  -------- -------------  ------------

NET INCOME (LOSS)................................  $     (2,830) $       6,529  $      2,046   $ 2,759 $      11,668  $     20,172
                                                   ============  =============  ============  ======== =============  ============
NET INCOME (LOSS) PER SHARE:
        Basic....................................  $     (.16)                                                        $        .76
                                                   ==========                                                         ============
        Diluted..................................  $     (.16)                                                        $        .75
                                                   ==========                                                         ============
SHARES USED IN COMPUTING NET INCOME
    (LOSS) PER SHARE:

        Basic....................................      17,515                                                               26,649
                                                   ==========                                                         ============
        Diluted..................................      17,708                                                               26,842
                                                   ==========                                                         ============

             The accompanying notes are an integral part of this pro
                      forma combined financial statements.

                            COMFORT SYSTEMS USA, INC.
                               NOTES TO PRO FORMA
                          COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1. GENERAL:

    Comfort Systems USA, Inc. ("Comfort Systems" and collectively with its subsidiaries, the "Company") was founded in 1996 to become a leading national provider of HVAC services focusing primarily on commercial and industrial markets. On June 27, 1997, Comfort Systems completed the initial public offering (the "Offering") of its common stock (the "Common Stock") and simultaneously acquired in separate concurrent transactions, twelve companies (collectively referred to as the "Founding Companies"). For financial statement purposes, Comfort Systems has been identified as the accounting acquirer. Subsequent to June 30, 1997, and through December 31, 1997, the Company acquired 27 HVAC and related businesses. Of the 27 acquisition, 14 were accounted for as poolings-of-interests (the "Pooled Companies") and 13 were accounted for as purchases (the "Purchased Companies").

    On February 12, 1998, Comfort Systems acquired F&G Mechanical Corporation and Meadowlands Fire Protection Corp. (together "F&G"). Pursuant to the rules of the Securities and Exchange Commission, F&G is considered a "significant subsidiary."

2.   BUSINESS COMBINATIONS:

    The accompanying pro forma combined balance sheet as of December 31, 1997 includes allocations of the respective purchase prices to the assets acquired and liabilities assumed based on preliminary estimates of fair value and is subject to adjustment. The preliminary allocations resulted in $188.7 million of total pro forma combined goodwill including, $23.7 million of goodwill related to F&G, which represents the excess of purchase price over the estimated fair value of the net assets acquired for F&G, the Founding Companies and the Purchased Companies.

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

    (a) Records the S Corporation distributions and related borrowings of F&G for $11.8 million.

    (b) Records the estimated purchase price of F&G by Comfort Systems consisting of $7.5 million in cash and $0.9 million of costs related to the acquisition, and an aggregate of 1,432,434 shares of Common Stock. The cash portion of the purchase price was funded by borrowings.

    The following table summarizes unaudited pro forma combined balance sheet adjustments (in thousands):

                                                 ADJUSTMENT         PRO FORMA
                                               (A)        (B)      ADJUSTMENTS
                                             -------    ---------    -----------
                     ASSETS
Cash and cash equivalents..................  $     --   $    (943)   $    (943)
                                             --------   ---------    ---------
    Total current assets...................        --        (943)        (943)
Goodwill, net..............................        --      23,743       23,743
                                             --------   ---------    ---------
Total assets...............................  $     --   $  22,800    $  22,800
                                             ========   =========    =========
      LIABILITIES AND STOCKHOLDERS' EQUITY

Long-term debt, net of current maturities..  $ 11,800   $   7,500    $  19,300
                                             --------   ---------    ---------
    Total liabilities......................    11,800       7,500       19,300
                                             --------   ---------    ---------
Stockholders' equity:
    Common stock...........................        --           3            3
    Additional paid in capital.............        --      16,316       16,316
    Retained earnings......................   (11,800)       (922)     (12,722)
    Net unrealized holding gain on
      securities...........................        --         (97)         (97)

                                             --------    --------    ---------
        Total stockholders' equity.........   (11,800)     15,300        3,500
                                             --------    --------    ---------
Total liabilities and stockholders' equity.  $     --   $  22,800    $  22,800
                                             ========   =========    =========

4. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:

    (a) Reflects the reduction in salaries, bonuses and benefits to the former owners of F&G, the Founding, Pooled and Purchased Companies, to which they have agreed would take effect as of the acquisition date and reflects the reversal of $0.6 million of acquisition costs related to the Pooled Companies. These reductions in salaries, bonuses and benefits are in accordance with the terms of their employment agreements.

    (b) Reflects the amortization of goodwill using a 40-year life.

    (c) Reflects the interests expense on borrowings of $22.8 million that would have been necessary to fund S Corporation distributions (including F&G) and the $7.5 million of cash consideration related to F&G.

    (d) Reflects the incremental provision for federal and state income taxes relating to the other statements of operations adjustments and for income taxes on F&G, Purchased and Founding Companies, and Pooled Companies which were C Corporations.

    (e) Reflects the reduction in compensation expense related to the non-recurring, non-cash compensation charge of $11.6 million recorded by Comfort Systems in the first quarter of 1997 related to Common Stock issued to management of and consultants to the Company offset by the increase in compensation expense to reflect the ongoing salaries received by corporate management of Comfort Systems of $0.4 million as though those salaries were being paid prior to the Offering. The issuances of Common Stock were made in contemplation of the Offering and acquisition of the Founding Companies, and no future issuances of this nature are anticipated.

    (f) Reflects the reversal of gains and losses from sales of fixed assets.

    The following table summarizes unaudited pro forma combined statement of operations adjustments (in thousands):

                                                                                ADJUSTMENT
                                               ----------------------------------------------------------------------     PRO FORMA
                                                (A)          (B)          (C)          (D)          (E)         (F)      ADJUSTMENTS
                                              ------       -------      -------      -------      --------    -------    -----------
SELLING, GENERAL AND
    ADMINISTRATION EXPENSES ............     $(12,111)     $  --        $  --        $  --        $(11,126)     $--        $(23,237)
GOODWILL AMORTIZATION ..................         --          2,786         --           --            --         --           2,786
                                             --------      -------      -------      -------      --------      -----      --------
INCOME (LOSS) FROM
    OPERATIONS .........................       12,111       (2,786)        --           --          11,126       --          20,451
OTHER INCOME (EXPENSE):
        Interest expense ...............         --           --         (1,679)        --            --         --          (1,679)
        Other ..........................         --           --           --           --            --         (135)         (135)
                                             --------      -------      -------      -------      --------      -----      --------
INCOME (LOSS) BEFORE
    INCOME TAXES .......................       12,111       (2,786)      (1,679)        --          11,126       (135)       18,637
PROVISION FOR INCOME
    TAXES ..............................         --           --           --          6,969          --         --           6,969
                                             --------      -------      -------      -------      --------      -----      --------
NET INCOME (LOSS) ......................     $ 12,111      $(2,786)     $(1,679)     $(6,969)     $ 11,126      $(135)     $ 11,668
                                             ========      =======      =======      =======      ========      =====      ========

5.   WEIGHTED AVERAGE SHARES:

The following table summarizes weighted average shares outstanding (in thousands):

Shares issued in connection with the acquisitions of the

    Founding Companies...........................................          9,721
Shares sold pursuant to the Offering.............................          5,223
Shares issued to Notre Capital Ventures II, L.L.C., Comfort Systems'
    management and consultants...................................          4,240
Shares issued in connection with the acquisitions of the
    Pooled Companies.............................................          4,507
Shares issued in connection with the underwriter's overallotment.            434
Shares issued in connection with the acquisitions of the
    Purchased Companies..........................................          1,092
Shares issued in connection with the acquisition of F&G..........          1,432
                                                                        --------
Weighted average shares outstanding - Basic......................         26,649
Weighted average portion of shares related to stock options
    under the treasury stock method..............................            193
                                                                        --------
Weighted average shares outstanding - Diluted....................         26,842
                                                                        ========

                     F & G MECHANICAL CORP. AND AFFILIATE

                        COMBINED FINANCIAL STATEMENTS

                         YEAR ENDED DECEMBER 31, 1997

                                   CONTENTS
                                                                           PAGE
                                                                           ----
Independent auditors' report ............................................   1

Combined financial statements:

  Combined balance sheet ................................................  2-3

  Combined statement of income and retained earnings ....................   4

  Combined statement of cash flows ......................................   5

  Notes to combined financial statements ................................  6-14

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
F & G Mechanical Corp. and Affiliate
348 New County Road
Secaucus, New Jersey 07094

We have audited the accompanying combined balance sheet of F & G Mechanical Corp. and affiliate as of December 31, 1997, and the related combined statements of income, retained earnings, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of F & G Mechanical Corp. and affiliate at December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 1, the combined financial statements include the accounts of F &G Mechanical ("F&G") and Meadowlands Fire Protection Corp. ("Meadowlands") which are related by common stockholder interests. In prior years separate financial statements were issued for F&G and Meadowlands. On February 12, 1998, both companies were purchased by Comfort Systems USA, Inc. ("Comfort Systems"). Accordingly, the current combined financial statements are presented to reflect the activity of these companies as a single economic unit.

MARDEN, HARRISON & KREUTER
Certified Public Accountants, P.C.

Port Chester, New York
March 24, 1998

                      F & G MECHANICAL CORP. AND AFFILIATE

                             COMBINED BALANCE SHEET

                                DECEMBER 31, 1997

ASSETS

Current assets:
  Cash and cash equivalents ..................................       $ 1,400,941
  Marketable securities ......................................         1,780,888
  Accounts receivable, net of allowance for
   doubtful accounts of $200,000 .............................        12,833,931
  Retainage receivable .......................................         3,631,046
  Costs and estimated earnings in excess of
   billings on uncompleted contracts .........................           952,827
  Loans receivable - officers ................................         1,554,123
  Notes and loans receivable - related parties ...............         1,065,963
  Deferred contract costs ....................................           176,776
  Prepaid expenses and other receivables .....................           199,548
                                                                     -----------
        Total current assets .................................        23,596,043
                                                                     -----------
Property and equipment:
  Machinery and equipment ....................................           503,499
  Transportation equipment ...................................         1,489,008
  Furniture and fixtures .....................................           489,469
  Leasehold improvements .....................................            26,665
                                                                     -----------
                                                                       2,508,641
  Less accumulated depreciation and amortization .............         1,657,075
                                                                     -----------
        Net property and equipment ...........................           851,566
                                                                     -----------
Other assets:
  Notes and loans receivable - related parties,
   net of current portion ....................................         5,778,005
                                                                     -----------
        Total other assets ...................................         5,778,005
                                                                     -----------
        Total assets .........................................       $30,225,614

                                                                     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable - bank ..........................................    $ 1,945,510
  Accounts payable ..............................................      7,788,790
  Billings in excess of costs and estimated
    earnings on uncompleted contracts ...........................      2,455,659
  Accrued expenses and payroll taxes payable ....................      4,790,407
  Deferred contract revenue .....................................        206,140
  Loans payable - affiliates ....................................        133,595
  Income taxes payable ..........................................         75,363
                                                                     -----------
        Total liabilities .......................................     17,395,464
                                                                     -----------
Commitments and contingencies

Stockholders' equity:
  Common stock ..................................................         11,000
  Retained earnings .............................................     12,721,653
  Net unrealized holding gain on available-for-sale securities ..         97,497
                                                                     -----------
        Total stockholders' equity ..............................     12,830,150
                                                                     -----------
        Total liabilities and stockholders' equity ..............    $30,225,614
                                                                     ===========

                    See notes to combined financial statements.

                      F & G MECHANICAL CORP. AND AFFILIATE

                 COMBINED STATEMENT OF INCOME AND RETAINED EARNINGS

                          YEAR ENDED DECEMBER 31, 1997

Contract revenue .........................................         $ 69,592,885

Direct costs .............................................           61,792,317

Gross profit .............................................            7,800,568

General and administrative expenses ......................            5,280,332

Income from operations ...................................            2,520,236

Other income (expense):
  Interest income ........................................              417,891
  Other income ...........................................               29,351
  Gain on sale of marketable securities ..................               20,786
  Interest expense .......................................             (139,498)
                                                                   ------------
                                                                        328,530
                                                                   ------------
Income before income taxes ...............................            2,848,766

Income taxes .............................................               89,982
                                                                   ------------
Net income ...............................................            2,758,784

Retained earnings, beginning of year .....................           10,145,289

Distributions ............................................             (182,420)
                                                                   ------------
Retained earnings, end of year ...........................         $ 12,721,653
                                                                   ============

                   See notes to combined financial statements.

                      F & G MECHANICAL CORP. AND AFFILIATE

                        COMBINED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997

Reconciliation of net income to net cash
 provided by operating activities:
   Net income ...................................... $ 2,758,784
  Adjustments to reconcile net income to
   net cash provided by operating activities:

   Depreciation and amortization ...................     233,003
   Provision for losses on accounts receivable .....     126,380
   Gain on sale of marketable securities ...........     (20,786)

   Changes in assets (increase) decrease:
     Accounts receivable ...........................  (2,641,044)
     Retainage receivable ..........................  (1,320,282)
     Costs and estimated earnings in excess
      of billings on uncompleted contracts .........     115,323
     Deferred contract costs .......................      (8,607)
     Prepaid expenses and other receivables ........     (85,631)

   Changes in liabilities increase (decrease):
     Accounts payable ..............................   1,781,309
     Billings in excess of costs and estimated
      earnings on uncompleted contracts ............    (306,261)
     Accrued expenses and payroll taxes payable ....   2,851,818
     Deferred contract revenue .....................     177,740
     Income taxes payable ..........................      75,363
                                                     -----------
           Net cash provided by operating activities                $ 3,737,109

  Investing activities:
   Proceeds from sales of marketable securities ....     116,786
   Purchase of marketable securities ...............    (302,055)
   Capital expenditures ............................    (436,780)
   Net loans to related parties ....................  (3,265,154)
   Net loans to officers ...........................    (943,359)
                                                     -----------
           Net cash used in investing activities ...                 (4,830,562)

  Financing activities:
   Net loans from affiliates .......................     133,595
   Principal payments on long-term debt ............     (79,481)
   Proceeds from borrowings under line of credit ...   1,800,000
   Distributions to stockholders ...................    (182,420)
                                                     -----------
           Net cash provided by financing activities                  1,671,694
                                                                    -----------
Net increase in cash and cash equivalents ..........                    578,241

Cash and cash equivalents, beginning of year .......                    822,700
                                                                    -----------
Cash and cash equivalents, end of year .............                $ 1,400,941
                                                                    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for income taxes .........                $    16,494
Cash paid during the year for interest .............                $   139,498

                   See notes to combined financial statements.

                      F & G MECHANICAL CORP. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

(1)  PRINCIPLES OF COMBINATION AND NATURE OF OPERATIONS:

     The combined financial statements include the accounts of F&G Mechanical Corp. and Meadowlands Fire Protection Corp. (collectively the "Company"), which are affiliated by majority stockholder interests. All intercompany accounts and transactions have been eliminated in combination.

     In prior years, separate financial statements were presented for F & G Mechanical Corp. and Meadowlands Fire Protection Corp. The current combined financial statement presentation reflects the companies as a single economic unit.

     F&G Mechanical Corp. is engaged in plumbing and HVAC construction activities primarily in New Jersey and the New York Metropolitan area. Meadowlands Fire Protection Corp., is engaged in the installation of fire protection systems for customers located in New Jersey and in the New York metropolitan area.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     (A) REVENUE AND COST RECOGNITION:

          Revenue is recognized on the "percentage of completion" method for reporting revenue on contracts not yet completed, measured by the percentage of total costs incurred to date to estimated total costs for each contract. This method is utilized because management considers the cost-to-cost method the best method available to measure progress on these contracts. Because of the inherent uncertainties in estimating revenue and costs, it is at least reasonably possible that the estimates used will change within the near term.

           Contract costs include all direct material and labor costs and those other direct and indirect costs related to contract performance including, but not limited to, indirect labor, subcontract costs and supplies. General and administrative costs are charged to expense as incurred.

           The Company has contracts that may extend over more than one year, therefore, revisions in cost and profit estimates during the course of the work are reflected in the accounting period in which the facts, which require the revisions, become known.

           Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Claims on contracts are not recorded until it is probable that the claim will result in additional contract revenue and the amounts can be reliably estimated.

           Revenues recognized in excess of amounts billed are recorded as a current asset under the caption "Costs and estimated earnings in excess of billings on uncompleted contracts." Billings in excess of revenues recognized are recorded as a current liability under the caption "Billings in excess of costs and estimated earnings on uncompleted contracts."

           In accordance with construction industry practice, the Company reports in current assets and liabilities those amounts relating to construction contracts realizable and payable over a period in excess of one year.

                      F & G MECHANICAL CORP. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONT'D:

     (B)  CASH EQUIVALENTS:

          The Company considers all highly liquid instruments with original maturities of less than three months to be cash equivalents. At December 31, 1997, cash equivalents consist of investments in money market funds.

     (C)  INVESTMENTS:

          Investments, consisting of U.S. Treasury Notes, corporate bonds and notes, mutual funds and common stock are classified as "available-for-sale" securities and are stated at fair value. Realized gains and losses, determined using the specific identification cost method, are included in earnings. Unrealized holding gains and losses are reported as a separate component of stockholders' equity.

     (D)  DEFERRED CONTRACT REVENUE AND COSTS:

          The Company's policy is to defer all revenue and costs associated with individual contracts prior to the mobilization of the project.

     (E) PROPERTY AND EQUIPMENT:

          Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using principally the straight-line method. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful life of the asset. Expenditures for maintenance and repairs are charged to operations in the period incurred.

     (F)  WARRANTY COSTS:

          The Company typically warrants labor for the first year after installation on new air conditioning and heating systems. The Company generally warrants labor for 30 days after servicing of existing air conditioning and heating systems. A reserve for warranty costs is recorded upon completion of installation or service.

     (G)  USE OF ESTIMATES:

          The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      F & G MECHANICAL CORP. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1997

(3)  MARKETABLE SECURITIES:

     Cost and fair value of marketable securities at December 31, 1997 are as follows:

                                           GROSS       GROSS
                                         UNREALIZED  UNREALIZED    FAIR
                                COST       GAINS       LOSSES      VALUE
                             ----------  ----------  ----------  ----------
Available-for-sale:
 U.S. Treasury Notes ....... $  321,232  $   16,527  $     --    $  337,759
 Corporate bonds and notes .  1,009,668      27,589       6,317   1,030,940
 Mutual Funds ..............    228,438      86,160       1,469     313,129
 Common Stocks .............    124,053       2,649      27,642      99,060
                             ----------  ----------  ----------  ----------
                             $1,683,391  $  132,925  $   35,428  $1,780,888
                             ==========  ==========  ==========  ==========

     At December 31, 1997, U.S. Treasury notes and corporate bonds and notes (at fair value) mature as follows:

                                YEAR ENDING DECEMBER 31,
                                ------------------------
                                                1999
                                   1998        TO 2002    THEREAFTER    TOTAL
                                 --------     ---------   ----------  ----------
     U.S. Treasury Notes ......  $180,000     $    --     $  157,759  $  337,759
     Corporate bonds and notes.    39,767       341,478      649,695   1,030,940
                                 --------     ---------   ----------  ----------
                                 $219,767     $ 341,478   $  807,454  $1,368,699
                                 ========     =========   ==========  ==========

     The net unrealized holding gain increased by $24,510 for the year ended December 31, 1997. For the year ended December 31, 1997, gross realized gains pertaining to marketable securities totaled $20,786.

(4)  RETAINAGE RECEIVABLE:

     The retained contract receivables include approximately $1,416,000 at December 31, 1997, that are not collectible within one year.

(5)  CONTRACTS IN PROGRESS:

     Information with respect to contracts in progress at December 31, 1997 is as follows:

     Expenditures on uncompleted contracts ...............         $ 27,953,123
     Estimated earnings thereon ..........................            4,139,313
                                                                   ------------
                                                                     32,092,436
     Less billings applicable thereto ....................           33,595,268
                                                                   ------------
                                                                   $ (1,502,832)
                                                                   ============

                      F & G MECHANICAL CORP. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1997

(5)  CONTRACTS IN PROGRESS - CONT'D:

     Included in the accompanying balance sheet under the following captions:

      Costs and estimated earnings in excess
        of billings on uncompleted contracts ..............         $   952,827

      Billings in excess of costs and estimated
        earnings on uncompleted contracts .................          (2,455,659)
                                                                    -----------
                                                                    $(1,502,832)
                                                                    ===========

(6)  NOTES PAYABLE - BANK:

     The Company had a discretionary line of credit with a bank, which provided for aggregate borrowings of up to $4,750,000, with interest at the bank's prime rate plus 1%. Borrowings were guaranteed by the Company's stockholders. The Company had outstanding borrowings under the line of credit totaling $1,800,000 at December 31, 1997.

     The Company also had term notes payable which were collateralized by equipment. The notes were payable in aggregate monthly installments of $7,998 with interest at 8%. The outstanding balance of the notes payable was $145,510 at December 31, 1997.

     The outstanding balances were repaid in February 1998 concurrent with the subsequent merger of the Company, and the facility was terminated (see Note
     18).

(7) ACCRUED EXPENSES AND PAYROLL TAXES PAYABLE:

     At December 31, 1997, accrued expenses and payroll taxes payable consists of the following:

           Payroll taxes .............................                $1,627,663
           Union benefits ............................                 1,003,526
           Insurance .................................                   806,370
           Other .....................................                 1,352,848
                                                                      ----------
                                                                      $4,790,407
                                                                      ==========

(8)  STOCKHOLDERS' EQUITY:

     The combined financial statements reflect the following capital structures at December 31, 1997:

     F&G MECHANICAL CORP .........................................
     Common stock, no par value; 1000 shares authorized;
      200 shares issued and outstanding ..........................    $    1,000
     Retained earnings ...........................................     9,364,045
     Net unrealized holding gain on available-for-sale securities         47,190
                                                                      ----------
           Total stockholders' equity ............................     9,412,235
                                                                      ----------

                      F & G MECHANICAL CORP. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1997

(8)  STOCKHOLDERS' EQUITY - CONT'D:

     MEADOWLANDS FIRE PROTECTION CORP .........................
     Common stock, no par value; 1000 shares authorized;
      400 shares issued and outstanding .......................           10,000
     Retained earnings ........................................        3,357,608
     Net unrealized gain on available-for-sale securities .....           50,307
                                                                     -----------
           Total stockholders' equity .........................        3,417,915
                                                                     -----------
           Total combined stockholders' equity ................      $12,830,150
                                                                     ===========

(9)  CONCENTRATION RISKS:

     (A)   CREDIT RISK:

           Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts and retainage receivables.

           The Company maintains its cash and cash equivalents in accounts which exceed Federally insured limits. The Company limits its credit risk by selecting financial institutions considered to be highly creditworthy.

           Trade accounts and retainage receivables are due from customers located primarily in New Jersey and the New York metropolitan area. The Company does not require collateral in most cases, but may file statutory liens against the construction projects if a default in payment occurs.

     (B)   DIRECT LABOR:

           The Company's direct labor is supplied primarily by two unions which have collective bargaining agreements expiring in April 1999. Although the Company's past experience was favorable with respect to resolving conflicting demands with these unions, it is always possible that a protracted conflict may occur which could impact the renewal of the collective bargaining agreements.

(10) RELATED PARTY TRANSACTIONS:

     (A) LOANS RECEIVABLE - OFFICERS:

           The Company has loans receivable from officers totaling $1,554,123 at December 31, 1997. The loans are noninterest bearing. In January 1998, $950,000 was repaid.

                      F & G MECHANICAL CORP. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1997

(10) RELATED PARTY TRANSACTIONS - CONT'D:

     (B)  NOTES AND LOANS RECEIVABLE - RELATED PARTIES:

          The Company has loans receivable from an entity related through common management control totalling $1,009,518 at December 31, 1997. The loans are noninterest bearing. Subsequent to December 31, 1997 this entity was purchased by Meadowlands Fire Protection Corp. (see Note
          10D).

          In addition, the Company has notes receivable totaling $5,834,450, from an entity in which the stockholders of the Company have an ownership interest. At December 31, 1997, $56,445 of the loans were classified as current assets. One note amounting to $3,960,000 bears interest at 8.5% per annum. The balance of $1,818,005 is noninterest bearing. In conjunction with the terms of the subsequent merger of the Company, the notes, plus accrued interest, are due February 2001.

     (C)  LOANS PAYABLE - AFFILIATES:

          The Company has loans payable to entities related through common ownership totalling $133,595. The loans are noninterest bearing.

     (D)  PAYROLL:

          The Company used an entity affiliated through common management control as a common paymaster to process certain payrolls. The Company reimbursed the affiliate at cost with no mark-up. Reimbursements amounted to $3,373,308 for the year ended December 31, 1997.

          In February 1998, the Company acquired the affiliate for a purchase price of $25,000.

     (E)  OPERATING FACILITIES:

          The Company leases administrative, warehouse and yard space from an entity affiliated by common ownership through a noncancelable net operating lease expiring May 2004. Rent expense including utilities, maintenance and real estate taxes for this lease totaled $485,375 for the year ended December 31, 1997. At December 31, 1997, the future minimum rental payments to be made under the noncancellable operating lease are as follows:

           YEAR ENDING
           DECEMBER 31,                                            AMOUNT
           ------------                                          ----------
               1998 ............................                 $  338,616
               1999 ............................                    355,890
               2000 ............................                    355,890
               2001 ............................                    355,890
               2002 ............................                    355,890
               Thereafter ......................                    504,178
                                                                 ----------
                                                                 $2,266,354
                                                                 ==========

                      F & G MECHANICAL CORP. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1997

(10) RELATED PARTY TRANSACTIONS - CONT'D:

     (E)  OPERATING FACILITIES - CONT'D:

          On March 16, 1998 the Company increased the amount of space occupied. The monthly rent increased by approximately $7,000 per month, plus real estate taxes.

          The Company also leases warehouse space from a related entity on a month to month basis. Rent expense for this lease was $18,000 for the year ended December 31, 1997.

(11) COMMITMENTS AND CONTINGENCIES:

     (A)  PERFORMANCE BONDS:

          The Company is contingently liable to a surety under a general indemnity agreement. The Company agrees to indemnify the surety for any payments made on contracts of suretyship, guaranty or indemnity. The Company believes that all contingent liabilities will be satisfied by its performance on the specific bonded contracts involved.

     (B)  CLAIMS AND LAWSUITS:

          The Company is from time to time party to litigation in the ordinary course of business. There are currently no pending legal proceedings that, in management's opinion, would have a material adverse effect on the Company's operating results or financial condition. The Company maintains various insurance coverages in order to minimize financial risk associated with certain claims.

(12) INCOME TAXES:

     Both F&G Mechanical Corp. and Meadowlands Fire Protection Corp. have elected and the stockholders have consented, under the applicable provisions of the Internal Revenue Code, New Jersey, and New York State Franchise Tax Codes to have the Company report its income for Federal Corporation, New Jersey Corporation, and New York State Franchise tax purposes as an "S" corporation. The stockholders report the net taxable income or loss of the Company in their personal income tax returns. Therefore, no provision is made in the accompanying combined financial statements for Federal Corporation, New Jersey Corporation, and New York State Franchise taxes except for the New Jersey and New York State tax on "S" corporations, when applicable.

     In accordance with the subsequent merger of the Company, the "S" Corporation elections were terminated and the Company will be subject to corporate income taxes subsequent to the merger date (see Note 18).

                      F & G MECHANICAL CORP. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1997

(13) PROFIT-SHARING PLAN:

     The Company has a profit-sharing plan that covers substantially all nonunion employees meeting the age and length of service requirements of the plan. Contributions to the plan are at the discretion of the Company's Board of Directors and are based on a percentage of the participants' compensation. Profit-sharing expense was $161,860 for the year ended December 31, 1997. In conjunction with the terms of the subsequent merger of the Company, the profit-sharing plan was terminated February 9, 1998 (see Note 18).

(14) MULTIEMPLOYER PENSION PLANS:

     The Company made contributions to multiemployer pension plans that cover its various union employees. These plans provide benefits based on union members' earnings and periods of coverage under the respective plans. It is not cost-effective to accumulate information regarding the pension expense under these plans. In the event of plan terminations or company withdrawal from the plans, the Company may be liable for a portion of the plans' unfunded vested benefits, the amounts of which, if any, have not been determined.

(15) MAJOR CUSTOMERS:

     The Company earned approximately 15% and 10%, respectively, from two major customers during the year ended December 31, 1997.

(16) BACKLOG:

     Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress at year end and from contractual agreements on which work has not commenced. Backlog consists of the following:

     Estimated revenue to be recognized from:
      Uncompleted contracts in progress ....................         $18,896,494
     Contracts on which work has not commenced .............          11,589,000
                                                                     -----------
           Total ...........................................         $30,485,494
                                                                     ===========

(17) CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE:

     Retained earnings at January 1, 1997 were restated to account for a change in accounting principle due to a business combination. The change in accounting principle is related to accounting for warranty costs which management believes results in a closer matching of costs and revenues. The cummulative effect of this change on prior years' retained earnings was $296,418.

                      F & G MECHANICAL CORP. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONCLUDED)

                          YEAR ENDED DECEMBER 31, 1997

(18) SUBSEQUENT EVENT:

     On February 12, 1998, F&G Mechanical Corp merged with Comfort Systems and Meadowlands Fire Protection Corp. merged with INRI Acquisition Corp., a wholly owned subsidiary of Comfort Systems.

     In conjunction with the merger, the outstanding balances of notes payable bank were paid in full, the profit-sharing plan was terminated, and the stockholders of F&G Mechanical Corp. entered into 5 year employment agreements with Comfort Systems. In addition, the Company distributed $11,800,000 to the stockholders at the closing.